Exhibiit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FLE - Q2 2005 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Dec. 06. 2004 / 10:30AM PT

Event Duration:  53 min

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CORPORATE PARTICIPANTS

 Kathy Munson

 Fleetwood Enterprises - Director, IR

 Boyd Plowman

 Fleetwood Enterprises - EVP & CFO

 Chris Braun

 Fleetwood Enterprises - EVP, RV Group

 Roger Howsmon

 Fleetwood Enterprises - EVP, Housing Group

 Ed Caudill

 Fleetwood Enterprises - President & CEO

 Andy Griffiths

 Fleetwood Enterprises - VP & Controller

CONFERENCE CALL PARTICIPANTS

 John Diffendal

 BB&T Capital Markets - Analyst

 Bill Gibson

 Nollenberger Capital - Analyst

 Ed Aaron

 RBC Capital Markets - Analyst

 Derek Wenger

 Jefferies & Co. - Analyst

 Chris Cooke

 Zazove - Analyst

 John Beall

 Standard Pacific Capital - Analyst

 Barry Vogel

 Barry Vogel & Associates - Analyst

 John Weiss

 Glenhill Capital - Analyst

 Stephen Percoco

 Lark Research - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. My name is Paul, and I will be your conference facilitator today. At this time I would like to welcome everyone to Fleetwood Enterprises second-quarter fiscal 2005 financial results conference call. (OPERATOR INSTRUCTIONS). I would now like to turn the conference over to Ms. Kathy Munson, Director of Investor Relations. Please go ahead, ma’am.

 Kathy Munson - Fleetwood Enterprises - Director, IR

Thank you. Good day and welcome to Fleetwood Enterprises conference call for the second quarter of fiscal 2005. I’m Kathy Munson, Director of Investor Relations. First, we hope that all of you have accessed via the Internet or facsimile last Friday’s news release announcing Fleetwood’s results for its second quarter ended October 24, 2004. The Company’s 10-Q was also filed on Friday. This call is being broadcast live over the Internet at streetevents.com and fulldisclosure.com, and is accessible from our own website, Fleetwood.com. A replay of the call will be available at each site shortly after the end of this call, and the call is also being taped. If you have any questions about accessing any of this information, please call the PondelWilkinson Investor Relations office in California after the conference call.

Please be advised that the statements made by Fleetwood Enterprises in Friday’s press release and during this conference call that relate to future plans, events or performance are forward-looking statements. These statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions, including risk factors identified in the Company’s 10-K and other SEC filings.

These risks and uncertainties include without limitation the following items: The cyclical nature of both the manufactured housing and recreational vehicle industry, ongoing weakness in the manufactured housing market, continued acceptance of the Company’s products, the potential impact on demand for Fleetwood’s products and the result of changes in consumer confidence levels, the effect of global tensions on consumer confidence, expenses and uncertainties associated with the introduction and manufacturing of new products, the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing, exposure to interest rate and market changes affecting certain of the Company’s assets and liabilities, availability in pricing of raw materials, changes in retail inventory levels in the manufactured housing and recreational vehicle industries, competitive pricing pressures, the ability to attract and retain quality dealers, executive officers and other personnel, and the Company’s ability to obtain financing needed in order to execute its business strategies.

Actual results, events and performance may differ materially. Leaders and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

With that in mind, let’s move on to today’s call. Boyd Plowman, Executive Vice President and Chief Financial Officer, will provide an overall picture of our business and outlook, and then he will detail our financial results. Then we will address your questions. The other Fleetwood executives that are available to help answer your questions are Ed Caudill, President and CEO, who is under the weather and so is keeping his speaking to a minimum; Roger Howsmon, Executive Vice President of our Housing Group; Chris Braun, Executive Vice President of our RV Group; Lyle Larkin, Vice President and Treasurer, and Andy Griffiths, Vice President and Controller. I will now turn the call over to Boyd Plowman, Fleetwood’s Executive Vice President and Chief Financial Officer.

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

Thanks, Kathy. Again, welcome to our second-quarter earnings conference call. The growth in our revenues, net income and earnings per share in the quarter is encouraging. Our revenues were up 6 percent over the prior year, and our net results increased substantially more than that. We generated net income of $8.1 million, a 116 percent increase over last year’s second quarter. Earnings per share showed a 40 percent gain from 10 cents to 14 cents per diluted share. The Housing Group generated a $7.3 million turnaround in operating income, the motor home division performed well and interest expense was lower by $3.8 million, due to the conversion and redemption of our 9.5 percent convertible trust preferred securities earlier in the year.

I will briefly go over the quarter’s results by operating division and discuss our experience at the National RV Show in Louisville, which was held last week. Then I will provide our perspective on the outlook for our industries and the Company specifically and finally provide detailed financial information. Then we will be happy to take your questions.

The big improvements this quarter compared to last year’s second quarter were in the Housing Group. We posted the second consecutive quarter of profitable results for the Group as a whole. Operating income reached $4.8 million made up of an $11.7 million profit in the wholesale division, partially offset by a $6.4 million loss in the retail division and a $500,000 adjustment to eliminate intercompany profit. Sales were up 14 percent overall. As we pointed out in our earnings release, this quarter demonstrated the remarkable leverage inherent in our manufactured housing business as the wholesale division’s operating income increased by 90 percent on an 18 percent gain in revenues.

These positive results in a still-difficult industry environment have been driven by significant market share gains in the calendar year to date. Providing homes to community operators and for emergency housing in particular has lifted our wholesale market share in single section homes to 21.6 percent, up from 12.5 percent for the first nine months of the calendar year. Overall our wholesale market share has increased to 17 percent compared to 14.5 percent at this time in 2003. Through September, Fleetwood’s share of the retail market as a whole has increased to 17.6 percent from 15.8 percent at the same time last year, and our year-to-date share in multisection housing positions us as the national leader with 18.6 percent.

Both the wholesale and retail divisions would benefit greatly from an industry upturn. Although calendar 2004 industry shipments have been disappointing, we continue to be optimistic about gradual improvements in the retail financing environment and a continuing decline in the competition from repossessed houses. Predictions made by industry experts for the recovery in calendar 2004 averaged about 10 percent. We believe that may well have materialized but for Chase’s decision last spring to discontinue lending in our industry. New lenders have filled the gap left by Chase and appear to be poised to increase lending in 2005.

Our own financial services company, HomeOne Credit, proceeds to ramp up steadily. We believe that such vertical integration is vital to our housing business — that the combination of wholesale, retail and finance is the model that will be successful in this industry over the long term.

Turning now to recreational vehicles. Revenues for the second quarter were essentially flat with a $300,000 increase overall. Our motor home division showed a healthy 10 percent improvement in sales over the same quarter last year. On the other hand, towables, which now include folding trailers, were down 16 percent. The RV Group posted operating income of $8.6 million. The motor home division generated operating income of $15.1 million, but the towable division lost $6.5 million on their lower revenues. I will talk about what we’re doing to reverse the losses in towables in a moment.

In the RV Group we continue to focus on product development and innovation. Fleetwood introduced a number of new products at last week’s Annual RV Dealer Show in Louisville. We felt that four of these warranted a media unveiling. Our top-of-the-line gasoline product, Pace Arrow, was introduced with a patent-pending full-wall slide made possible by the strength of our unique Power Platform. It is a spectacular unit that showcases a beautiful, incredibly spacious interior. We also debuted two new ultra-light travel trailers, Pegasus and Orbit, which weigh an average of 260 fewer pounds than our last generation of ultra-light trailers, yet have enhanced storage capabilities. This is made possible by aluminum framing, new chassis construction and a lightweight floor.

Last but not least we introduced our new Class C models, which were designed in partnership with the renowned design firm, BMW Group Designworks USA. “Elegant,” “sophisticated,” “contemporary,” these are not words typically associated with Class C motor homes, but they unquestionably fit our new Jamboree GTX and Tioga SLX vehicles.

We heard from various sources, including dealers, analysts and even competitors, that we were the hit of the Louisville show. Tuesday’s unveilings created a lot of positive buzz. We reportedly had the most new products, and people were continually streaming through our products and particularly our new Class C units, our new lifestyle support folding trailer and most of all our Pace Arrow with the full-wall-slide. Perhaps the most-often asked question at the show was when we would be introducing full-wall slides into our other products. And the answer to that is that we plan to start doing so in the spring with a high-end diesel product or two.

We were encouraged by the reaction at the show to our new ultra-light travel trailers and other towable products. The towable division was impacted again this quarter by a number of product issues. We believe that we have learned from the mistakes we made in travel trailers in 2002 and 2003. Over the last two years, we introduced some products that were designed with features that were more difficult and costly to build, thereby causing us to miss targeted market price points and margins. We created a plan to address these issues and hired specialists in designing for manufacture to implement it. Our new 2005 towable products target specific price points and are designed with an emphasis on material and labor efficiencies, in addition to continued customer appeal and affordability. We also closed one manufacturing facility early in the third quarter and have generally eased production rates while working with our dealers to ensure they have room on their lots for our new products.

We made the conscious decision to release our new designs over a period of several months because we wanted to make certain that our product introductions were done correctly. So we were a bit behind some of our competitors in introducing 2005 products, but we believe that the resulting travel trailer lineup is worth the wait. We are very confident that these new RVs will meet customer expectations, dealer price points and our production efficiency and gross margin objectives. All of these factors, we believe, will result in regained market share and much improved profitability.

The other part of our towable division folding trailers received some excellent news recently. Two weeks ago the Kansas state board upheld our position in our dispute with The Coleman Company, granting us a permanent injunction against Coleman licensing its name in the recreational vehicle industry to any company besides Fleetwood. This is extremely positive, and is what we have been seeking since the beginning of this litigation. Many members of our long-standing valued dealer base have been torn because Coleman has actively recruited these dealers since the dispute began in May of 2003. Overall they are relieved that they don’t have to make the choice between continuing to represent the product that they have been selling for years or for the brand that many customers still associate with that product. We are pleased that we won’t have to compete against the very brand that we spent 15 years building. We believe that with this distraction largely behind us, Fleetwood Folding Trailers will begin to regain market share and profitability.

A number of vital investments in our business have been made this year. They have increased SG&A expenses, but we are confident that they will pay off handsomely soon. In fact, some have already begun to do so. The Housing Group reopened two plants, in Alma, Georgia, and Waco, Texas. We designed and successfully launched our new, most affordable home, which is offered in the Beacon Hill series. A new loan origination system was developed for HomeOne, the Company’s housing finance subsidiary. The installation, which was completed subsequent to the end of the quarter, went very smoothly. We were similarly pleased with the successful installation of J.D. Edwards at our Decatur, Indiana plant. All of our motor home plants are now running on the new ERP system.

One final announcement before I get to more financial information. It is important in any organization to recognize and reward management excellence. At its September meeting, our Board promoted three of our key executives. Chris Braun and Roger Howsmon were both named Executive Vice Presidents in recognition of their strong leadership of our two primary operating groups. And our Chief Information Officer Todd Inlander was named Senior Vice President. Congratulations to each of them.

Now some further details on our financial results. Our motor home division continued its sound performance this quarter with improving revenues and operating profits from the prior year. We continue to invest in this business, and we are confident that we’re well positioned to participate in the projected growth of the RV industry.

For instance, the new paint facilities in California and Pennsylvania had just begun operating at the time of our last conference call. They are now fully operational, and we are pleased with their progress. Some of our unusually high inventory level was due to the fact that a number of units were waiting for full-body paint, but that process is steadily getting more efficient. Full-body paint has proven to be an extremely popular option on our Pace Arrow product. Motor home sales were a little lower than our expectations, partially due to weather in the Southeast, and that was another reason we ended the quarter with higher-than-expected finished goods inventory.

The wholesale division of our Housing Group also performed very well. Although the industry seems to be lingering near the bottom of a multi-year slump, we are beginning to see some positive results that we thought might not occur until we had some lift from the overall market. Certainly we have been helped by our strong relationships with community operators and governmental relief agencies, but those gains are a result of the same basic factors that we believe will help us take advantage of any upturn in the industry: national product, solid quality, excellent warranty and service, and a strong, resourceful sales force. Add to that our strengthening vertical integration strategy, and we remain optimistic about Fleetwood’s future in this business.

On the subject of vertical integration, the retail division continues to improve on a year-over-year basis. We are not satisfied with the loss this quarter, of course, but considering that the division’s revenues declined from last year, we are encouraged to see an improvement in operating results.

This quarter was very disappointing for our towable division. I have talked about what we’re doing to address the issues, and we are optimistic that the results of the new products will begin to have a positive effect in the fourth quarter. The higher-than-normal inventory currently at our plants, combined with the winter season, make it unlikely that the division will make substantial top-line progress until after the third quarter.

Now let’s turn to specific financial results. As I indicated, our second-quarter results were positive compared to last year. Consolidated revenues rose 6 percent to 712.7 million. Net income more than doubled to $8.1 million, and earnings per share increased to 14 cents per diluted share. For the first six months of 2005, revenue increased by 9 percent to $1.44 billion, net income was up 160 percent to $14.8 million, and EPS increased 71 percent to 26 cents per share.

We used $50.6 million of cash in operating activities this quarter compared with cash provided of $4.1 million last year. The most significant factor to influence cash flow was the increase in inventory levels. Some of the increase related to motor home work-in-progress and was required to start up and fill the line at the new paint facilities. Chassis inventories were also high at quarter end, but have since begun to normalize. The remaining increase relates to higher-than-expected finished goods inventories in motor homes and travel trailers caused by a shortfall in our anticipated shipments. The recently announced closure of one travel trailer manufacturing facility and a refinement of production rates in the third quarter should return finished goods inventories to more traditional levels by the end of the third quarter.

Our other working capital changes, when combined, were cash neutral. However, receivables were also unusually high, primarily due to a high number of motor home shipments during the last week of the quarter, combined with FEMA-related sales having extended payment terms compared to our usual housing sales agreements. Receivables have also returned to more usual levels since quarter end. The increase in working capital requirements was accommodated by a $46 million increase in short-term borrowings. The amount payable on our revolving credit line at quarter end was $25.2 million. Under the recently revised credit agreement, we have substantial unused borrowing capacity (approximately $73 million), and we believe that we will have ample liquidity throughout the seasonally low third quarter.

Our net income more than doubled on a year-over-year basis. The primary positive factors impacting our quarterly results include the following: a 6 percent increase in revenues, led by higher sales in motor home and housing wholesale divisions; an increase in gross profit margin of more than 1 percent in our Housing Group, reflecting, among other factors, sales price increases in both divisions and increased production efficiencies in the wholesale division; an 11 percent reduction in operating expenses at the retail division, and a reduction in interest expense of 37 percent or $3.8 million because of the elimination of our 9.5 percent convertible trust preferred securities earlier this year.

On the other hand, negative influences on our net income included the following: lower gross profit margins in the RV Group because of the drop in towable sales, combined with production inefficiencies in that division. These more than offset higher gross profit margins in the motor home division, resulting in a 13.9 percent gross profit margin overall compared with a 14.4 percent margin last year; and higher warranty costs, particularly in the RV Group, partially due to a higher number of units under warranty.

The year-to-date results were largely affected by the same factors, although at somewhat different levels of magnitude.

Historically our third quarter, which is made up of the three slowest months of the year in both of our businesses, produces lower results in our first, second and fourth quarters. As a result, we do not anticipate profitability in this third quarter, although we do expect to show an improvement over last year’s third quarter. We do, however, expect to return to profitability in the fourth quarter and to be profitable for the full fiscal year.

That concludes our general remarks about operating results, and we will now be happy to take your questions.

QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). John Diffendal. BB&T Capital Markets.

 John Diffendal - BB&T Capital Markets - Analyst

 I wonder if we can get a little more detail on how the orders at the Louisville Show were? Anything you can tell us. I mean I know it just happened a few days ago, but what does the order picture look like, particularly versus last year?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

This is Chris Braun. We are really finalizing those numbers now. But if you look at last year versus this year, the show results are up, and if you just look at backlogs in general, our folding trailer backlog after the show is at $18 million. It was at $12 million prior to the show. Our travel trailer backlog came in at $84 million after the show versus $47 million prior to the show, and our motor home backlog is now at $224 million versus $87 million prior to the show.

 John Diffendal - BB&T Capital Markets - Analyst

 Okay and, Chris, talk a little bit about the 23-foot slide. I thought that was a very impressive offering. And as I understand it, there is a lot of technological work that went into this over a couple of years. Can you maybe just talk about what that slide offers you, and then maybe give us a sense on what sort of lead you have over your competitors in that area?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

Yes. What John is referring to is our Pace Arrow model that we introduced in Louisville with what we call a full-wall slide. That means that one full section — the full section of one side of the wall all slides out. What is unique and enables us to do that is our Power Platform chassis that can support the weight of that full-wall slide being deployed. As far as where we take this now, we are in discussions right now about which products down the road we would offer that on, and as Boyd mentioned, we’re looking at probably a higher-end diesel unit, which would be the next product we would offer that in. The real benefit of the full-wall-slide is it creates a much more residential-type feeling when you’re inside the unit. The units that do not have the full-wall slide, you actually have more of an hourglass shape inside those units because you will have the slide-out and then you’ll have just the normal width of the unit with a second slide out behind it. So with the full-wall slide, when you actually walk into the unit you can see clear from the front to the rear of the unit creating that more residential-type feel.

 John Diffendal - BB&T Capital Markets - Analyst

 And as far as lead-time you think over your competitors? And how are the orders for the Pace Arrow?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

Pace Arrow orders, that was our strongest motor home category at the show. So as we mentioned in Boyd’s comments, that unit had people in it from the start of the show when we unveiled it to the last hour of the show. As far as lead times, that unit will be available for dealers’ lots late — it is going to be mid- to late-January of this year that that product will be available.

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

 I think one of your questions is lead-time over our competitors, and we simply don’t know the answer to that. We are not sure what is going on there, although we do think we have some unique and patentable construction involved in our product.

 John Diffendal - BB&T Capital Markets - Analyst

 I will let others ask questions. Thank you.

Operator

 Bill Gibson. Nollenberger Capital.

 Bill Gibson - Nollenberger Capital - Analyst

 A little bit more on the Pace Arrow. Specifically you talked about the Power Platform chassis. Is that something you’re building yourself, or are you buying that from the outside?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

 The chassis basically is we buy the chassis from the outside, but our Power Platform is patented to Fleetwood and it is — part of that is what we install and assemble to the chassis after we receive it.

 Bill Gibson - Nollenberger Capital - Analyst

 Are there any plans to do chassis internally, or do you keep that with outsiders?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

 Right now we’re keeping all of our chassis supply from outsiders.

 Bill Gibson - Nollenberger Capital - Analyst

And how do the economics work on the full-side slide? I assume it brings more gross margin dollars, but does it help margins?

Chris Braun - Fleetwood Enterprises - EVP, RV Group

 It does help margins. It is basically — from a cost standpoint, it’s pretty much cost neutral. The margin percent that we anticipate on this unit is going to be slightly higher than what we’ve got on the other Pace Arrow.

 Bill Gibson - Nollenberger Capital - Analyst

And is that a higher consumer price point than say a double slide on one side?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

 Yes.

 Bill Gibson - Nollenberger Capital - Analyst

Okay. Just switching industries here into the manufactured housing, could you share with us what the industry outlooks are? I am not up-to-date for ‘05.

 Roger Howsmon - Fleetwood Enterprises - EVP, Housing Group

 This is Roger Howsmon. Current projections internally are in line with what we’re hearing out of the industry at roughly 130,000 units.

 Bill Gibson - Nollenberger Capital - Analyst

130,000 units. Okay.

Boyd Plowman - Fleetwood Enterprises - EVP & CFO

 That is for calendar ‘04.

 Bill Gibson - Nollenberger Capital - Analyst

 For ‘04, yes. No, I was thinking of looking out to ‘05 when I asked that question.

 Roger Howsmon - Fleetwood Enterprises - EVP, Housing Group

Yes, we’re talking about HUD units.

 Bill Gibson - Nollenberger Capital - Analyst

Okay.

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

Bill, I don’t think MHI has an ‘05 forecast out at this point in time.

 Bill Gibson - Nollenberger Capital - Analyst

Maybe that is why I have not seen any numbers.

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

Right. And I think we’re at this point staying close to the vest with ours.

 Bill Gibson - Nollenberger Capital - Analyst

 And in regards to travel trailers and the Coleman name, did that injunction mean you can restart using the Coleman name because I know there is a lawsuit or at least a court panel that starts next week, is that correct?

 Ed Caudill - Fleetwood Enterprises - President & CEO

 Bill, this is Ed. I don’t have a lot of voice, but I will try to explain to you where we’re at. The current injunction kept them from anyone else using the name. We are still in negotiations with Coleman about any potential to reapply the name to our units.

And the case going on, it actually starts tomorrow, is for damages alleged by both sides. We allege damages for loss of the name. Coleman has said we violated the original agreement, and they have asked for some damages in relation to that, especially as it relates to the brand and its use. So that’s basically where it is at.

 Bill Gibson - Nollenberger Capital - Analyst

 Okay. Boyd, you did a pretty good job of explaining the build in inventories, but it sounded like a lot of motor homes went out late in the quarter, and that’s the Accounts Receivable issue, and yet we still had a lot in inventory. Was this something trying to make a quarter, or is that the normal flow of business or what is going on out there?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

I will let Chris address that as well, but to some degree it is, as you know, a kind of a normal business pattern. But the last three weeks I would say, although the last week was extremely heavy, I would say that our total shipments over the last three or four weeks of the quarter were not as strong as we had anticipated.

 Bill Gibson - Nollenberger Capital - Analyst

 Okay.

Chris Braun - Fleetwood Enterprises - EVP, RV Group

Part of what plays into that was the weather in the Southeast, and those hurricanes where they hit in the first part of the quarter and we did not see that part of the country begin to recover until later in the quarter. That is why we had some heavy ordering late in the quarter.

Bill Gibson - Nollenberger Capital - Analyst

Thanks, Boyd. Thanks, Chris.

Operator

Ed Aaron. RBC Capital Markets.

 Ed Aaron - RBC Capital Markets - Analyst

Good morning, everyone. I was hoping you could comment about the statement you made in your 10-Q filed Friday about the seasonal softness that you anticipate for the RV Group due to lower consumer confidence? The industry always takes a seasonal dip between the November and February timeframe. Are you expecting a normal seasonal slowdown or a greater-than-normal seasonal slowdown this year?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

My own feeling is that it is likely to be pretty close to a normal seasonal slowdown. We did see some lower consumer confidence levels that came out I think while we were in Louisville last week. But I don’t think we have any reason to believe that the slowdown is going to be abnormally weak for the third quarter. Do you have anything to add to that, Chris?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

What I would add is that particularly coming off of the Louisville show and just getting a lot of feedback from our dealer body is the vast majority of the dealers that I spoke with were optimistic about going into next year, and therefore I feel like this will probably be more of a typical slowdown and nothing beyond that.

 Ed Aaron - RBC Capital Markets - Analyst

And then a couple of other questions. You gave us the motor home backlog following the show. Could you maybe, if you haven’t, give it to us from what it was after last year’s show? And then lastly, with regards to the finished goods inventory and you needing to work that down, should we expect any margin impact from that?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

As far as the backlog at post-Louisville last year, I do not have those numbers in front of me. I do have backlog numbers at the end of the third quarter from last year. But that wouldn’t coincide with the same timing as post-Louisville. Motor homes I know are up about 40 million over last year post-Louisville, but I don’t have the towable side here. Your second question was?

 Ed Aaron - RBC Capital Markets - Analyst

Just with regards to the finished goods inventory, it sounds like you’re trying to work that down. I was wondering if there would be any margin impact?

Chris Braun - Fleetwood Enterprises - EVP, RV Group

Really the margin impact, we don’t anticipate any margin impact on motor homes. On the towable side, we should see a real good lift. In fact, we’re seeing a good lift from the recent ruling on the permanent injunction, and that is going to help us get the towable inventory down.

 Ed Aaron - RBC Capital Markets - Analyst

Actually I lied; I have one more question. With regards to dealer inventory, I don’t think you gave the number, but if you look at the repurchase commitments from your dealers, it looks pretty much unchanged from where it was at the same time last year. Should we take that to mean that dealer inventories are about the same as they were a year ago at this time?

 Ed Caudill - Fleetwood Enterprises - President & CEO

This is Ed. Yes, trailers are up about — less than 1000 units. Motor homes peaked at the end of the quarter, up about 700 motor homes over the year, but also through the 13 weeks of the quarter, our retails were up with dealers about 12.5 percent. So a little bit of that was the shock that went through the industry and consumers backed off a little bit. A little bit of it is our products are still selling very well at retail and dealers are stocking a few more. We want a little shelf space. But if you look at our motor home inventories, we think reasonable inventories with our dealers is between 5000 and 6000, and currently we estimate they are right around 5000 dealer inventories, which isn’t high at all for us.

 Ed Aaron - RBC Capital Markets - Analyst

Do you have — up 12.5 percent is the number you gave —?

 Ed Caudill - Fleetwood Enterprises - President & CEO

Yes, on retail through the 13 weeks of that quarter. Our retails were up 13 percent over the prior year, and they were also up on trailers.

 Operator

 Derek Wenger. Jefferies & Co.

 Derek Wenger - Jefferies & Co. - Analyst

Yes, a two-part question. First of all, can you just give me your feel for re-instituting the preferred dividend on the convertible that is out there? Are you carrying that deferred dividend liability on your balance sheet? And secondly, what’s your capital expenditure outlook for the fiscal year?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

Yes, the liability is carried on our balance sheet. It is in the neighborhood — the deferred amount is in the neighborhood of $42 million. And at this point we have made no decision on resuming the payment of that distribution. And what was your other question?

 Derek Wenger - Jefferies & Co. - Analyst

Capital expenditure outlook for this fiscal year-end. I don’t know if you have thought about next yet.

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

For this fiscal year, it is right in the neighborhood of 45 million.

 Derek Wenger - Jefferies & Co. - Analyst

Okay. Thank you very much.

Operator

Chris Cooke. Zazove.

 Chris Cooke - Zazove - Analyst

I wanted to have you guys quantify the excess inventory and receivables at the end of the quarter. And how much in dollar terms did you guys have tied up in working capital that you think will come out of working capital over either during the third quarter or the balance of the year?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

Somewhere in the neighborhood of $80 million, and normally we have somewhat higher inventories at the end of our third quarter. So not all of that, in fact probably a small portion of that, will come out during the third quarter, which is the quarter we normally build some inventories. And then we would see a substantial reduction during the fourth quarter.

 Chris Cooke - Zazove - Analyst

Okay. So based on my calculations, non-cash working capital has gone up by 115 million this year. You would expect then total non-cash working capital by the end of this year to be up only 35 million —?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

Yes, I was really focused only on inventories. We probably had an additional $17 million in receivables that were FEMA-related. So that would be a reduction during the third quarter, although it is possible we will have some replacement FEMA receivables at that point in time.

 Chris Cooke - Zazove - Analyst

 Okay, so 97 million of excess working capital in the form of inventory and receivables. I guess some of that may be used to take care of payables on the other side or —?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

Yes. Yes, some would be, although it would be a relatively small fraction.

 Chris Cooke - Zazove) - Analyst

 Okay. So that is close to the net working capital that would presumably turn into cash in the second half of the year. Okay, great. Thanks, guys.

Operator

John Beall. Standard Pacific Capital.

 John Beall - Standard Pacific Capital - Analyst

Hey guys. I am just going to ask my typical question, if there’s any further movement on splitting up the businesses?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

It is good to get that quarterly question. Really no change. It is something we are very open-minded about. Now is not the right time for reasons we have discussed previously. But it is something that certainly would be considered when the time is more appropriate.

Operator

Barry Vogel. Barry Vogel & Associates.

 Barry Vogel - Barry Vogel & Associates - Analyst

Good morning or good afternoon gentlemen and lady. Chris, to pinpoint your success with some of these new products at the show, can you give us what your orders were for Pace Arrow in total at the show versus last year?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

 I’m sorry. I don’t have that level of detail in front of me. I know it’s got to be up, but I don’t have it broken down into that level of detail.

 Barry Vogel - Barry Vogel & Associates - Analyst

Do you have it broken down on the 23-foot slide?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

No.

 Barry Vogel - Barry Vogel & Associates - Analyst

And how about backlog for Pace Arrow? Do you have any of those breakdowns?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

I’ve got backlogs you know in total that I talked to earlier, but I don’t have it by brand specific.

 Barry Vogel - Barry Vogel & Associates - Analyst

How about the Jamboree and Tioga Class C? Do you have anything on that in terms of orders?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

No, I mean everything that we have been trying to finalize all the orders through the course of the weekend and really just landed on the numbers in total, and we are trying to pull everything together brand specific now.

 Barry Vogel - Barry Vogel & Associates - Analyst

Okay. Boyd, do you have any idea what the tax rate is going to be this year?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

We don’t. I guess the one bit of guidance that we can give is that the lower our income, the higher the tax rate percentage is likely to be. So as we gain — and by the same token if we are correct and we do have a loss, a pre-tax loss, in the third quarter, that does not mean we will not have a tax provision. Because we will not get a federal credit because of the accounting situation we are in, but we will have a provision for some state income taxes. Then when we move back into profitability in the fourth quarter, we would again have some state tax provisions.

So with the numbers small and with basically the federal calculation out of the picture either as a provision or a credit, it is kind of difficult to see. As you noticed, we had somewhere in the neighborhood of 10 percent in the first half of the year. My guess is because of the loss quarter in the third quarter it might be a bit higher than that in the second half of the year. Do you have any better feel on that, Andy?

 Andy Griffiths - Fleetwood Enterprises - VP & Controller

No, I think you have summarized it well.

 Barry Vogel - Barry Vogel & Associates - Analyst

Okay. So a 12 percent probably is not going to be far off?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

I think it will be closer than 10.

 Barry Vogel - Barry Vogel & Associates - Analyst

Okay and as far as fully diluted shares, knowing what you know now about the third quarter and obviously you will have a better fourth quarter and the fully diluted shares were 56.8 for the first six months, what would be your best guess for the year?

 Andy Griffiths - Fleetwood Enterprises - VP & Controller

Again, we would have to be careful because as we mentioned at our Investor Day there is a point at which our 5 percent debentures also become dilutive. If you assumed that they are not dilutive, which they were not this quarter, then they are somewhere in the region of 57, 58 million shares for the full year.

 Barry Vogel - Barry Vogel & Associates - Analyst

Okay. On the breaking down of towables which you had done in the first quarter where you told us what the motor home profits were, what folding trailer profits were, what travel trailer profits were, are you giving us those numbers if we ask you for them, or are you not going to do that anymore?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

I think we will follow our reporting of towables as a consolidated group now that we have merged folding trailers into travel trailers.

 Barry Vogel - Barry Vogel & Associates - Analyst

So what you are saying is, add up the travel trailers and folding trailers revenues, and the operating profits are combined like you have just mentioned at a $6.5 million loss. You aim to do that going forward?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

Yes.

 Barry Vogel - Barry Vogel & Associates - Analyst

Thank you very much.

Operator

John Weiss. Glendale Capital.

 John Weiss - Glendale Capital - Analyst

 I have two questions if I may. First, you mentioned that retail sales were up 13 percent in the quarter. I assume that is motor homes only, excluding towables. And is that dollars or units?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

(multiple speakers). The question was — it is actually 12.4 percent I believe was the number that Ed referenced earlier, and that was for motor homes as of November 28.

 John Weiss - Glendale Capital - Analyst

 In dollars or units?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

 Units.

 John Weiss - Glendale Capital - Analyst

Okay and then secondly what was the actual finished goods inventory of motor homes at the end of the second quarter this year versus the end of the second quarter last year?

 Andy Griffiths - Fleetwood Enterprises - VP & Controller

 I don’t have it broken out. This is Andy. I don’t have that broken out by division. I’m sorry.

Operator

John Diffendal. BB&T Capital Markets.

 John Diffendal - BB&T Capital Markets - Analyst

Okay. You did not have a backlog by the different divisions this time in the release. Can you give us that for the end of the quarter, so we just keep that datastream going?

Ed Caudill - Fleetwood Enterprises - President & CEO

Yes, John, we can give it to you. We purposely did not put it out because we expected Louisville to have a huge impact on the motor home side, as it has. Chris can give you dollars at the end of the second quarter for (multiple speakers) —

Chris Braun - Fleetwood Enterprises - EVP, RV Group

Yes, if you — the backlog in dollars for motor homes at the end of the second quarter was $93 million. And towables, it was — at the end of the second quarter it was at 42 million.

 John Diffendal - BB&T Capital Markets - Analyst

 How about on the MH side?

 Roger Howsmon - Fleetwood Enterprises - EVP, Housing Group

 Backlog at the end of the October quarter was 83 million. And now we are up about 169 percent through the end of the month to 65 million year-over-year.

 John Diffendal - BB&T Capital Markets - Analyst

 65 million at the end of November?

 Roger Howsmon - Fleetwood Enterprises - EVP, Housing Group

 Correct.

 John Diffendal - BB&T Capital Markets - Analyst

Okay. Chris, I’m going to keep pulling the string on the 23-foot slide. You mentioned the next thing to incorporate one would be on the diesel side. Is there a limitation — and I certainly heard there that this is something that could be driven through your entire motor home line — is there a limitation in terms of your capacity to do that or adjusting your chassis or whatever, how long would it take to do that?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

No. There is no limitation. From a production standpoint, it is actually a little bit more efficient for us to just do the full-wall slide as opposed to having to cut out two slide-outs into the unit. As far as timing goes, it just depends. The next unit from initial feedback I got from our product development folks, we feel that could be ready by the spring to early summer of this year. And then it is just a matter of how long it takes us to roll it out through the other motor homes.

 John Diffendal - BB&T Capital Markets - Analyst

And so just to kind of summarize this, would you view that the big sort of order unit you had was at Pace Arrow with the slide? I mean that you got your most order intensity?

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

That is my gut feel at this point.

 John Diffendal - BB&T Capital Markets - Analyst

That is great. One last question. We got the October shipping numbers today, and clearly FEMA had a lot of impact in September and October. And multis certainly were down in those months in the low to midteens after being down like 4 percent in August. Is it your sense that — certainly you guys had the preponderance of the FEMA business — did it affect your ability to ship multi-sections during the intense part of trying to meet the FEMA demand?

 Roger Howsmon - Fleetwood Enterprises - EVP, Housing Group

Yes, it did. You know considering that FEMA has purchased year-to-date from us 1700 plus units. And the risk required on cannibalizing some production of our base business was there. We offset that by spreading that production over many of our production facilities and, as a result, frankly I think it gave us an opportunity for an exceptional level of disaster relief effort.

 John Diffendal - BB&T Capital Markets - Analyst

 Do you think some of that did push into the November sort of timeframe?

 Roger Howsmon - Fleetwood Enterprises - EVP, Housing Group

Yes.

Operator

Stephen Percoco. Lark Research.

 Stephen Percoco - Lark Research - Analyst

Could you say of those 1700 FEMA units year-to-date, how many of those were in the second quarter and how many more can you expect in the third quarter?

 Roger Howsmon - Fleetwood Enterprises - EVP, Housing Group

In the second quarter, about 1500. It was an exceptional build for us during that period. We are, as most manufacturers, in ongoing negotiations for some potential additional business, but at this point we don’t have any backlog in the MH side, but we do have some in the travel trailer. Chris, you may want to comment on that.

 Chris Braun - Fleetwood Enterprises - EVP, RV Group

Just as of last week we got another order for 500 travel trailers for FEMA. And prior to that, we had built about 600 units for them.

 Stephen Percoco - Lark Research - Analyst

Okay. And excluding the FEMA receivables, what were your housing receivables at the end of the quarter compared to last year? Do you have that?

 Andy Griffiths - Fleetwood Enterprises - VP & Controller

They were basically flat compared to — that is compared to the prior quarter though not compared to the prior year. I don’t have the prior year number in front of me. Although to be honest, I wouldn’t expect the answer to be much different.

 Stephen Percoco - Lark Research - Analyst

Okay. Thank you.

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

There was an earlier question about the magnitude of motor home inventory at the end of the second quarter. The answer to that, is it was $26 million at the end of the second quarter versus about 3 million a year ago.

Operator

(OPERATOR INSTRUCTIONS). There are no further responses from the phone line at this time. Do you have any further comments or any closing remarks?

 Boyd Plowman - Fleetwood Enterprises - EVP & CFO

No. I just want to thank you everyone for joining us today, and we will talk to you in three months.

Operator

Thank you again, ladies and gentlemen, for participating. This does conclude today’s call. You may now disconnect.

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